August 16, 2005

U.S. Securities and Exchange Commission
Office of Emerging Growth Companies
450 Fifth Street, N.W.
Washington, D.C.20549

To: John Reynolds
      Assistant Director, Office of Emerging Growth Companies

CC: Susann Reilly
       Angela Halac

Re:  Cascade Technologies Corp.
       Registration Statement on Form SB-2, Amendment 1
       File No. 333-124284
       Filed July 28, 2005

Dear Mr. Reynolds:

Please find the attached Amendment #2 with appropriate updated financials pursuant to Item 310(g) of Regulation S-B. Please refer to our response filed July 28, 2005 in regards to all other previous comments.


Should you have any other issues or questions in regards to the responses and the amended SB-2, please do not hesitate to call Adam U. Shaikh, Esq. at (702) 296-3575.

Thank you for your prompt response.

Very truly yours,

/s/ Bruce Hollingshead
Bruce Hollingshead
President